MINING EARN-IN AND JOINT VENTURE AGREEMENT

THIS AGREEMENT made as of the 2nd day of May, 2012 (the “Effective Date”) by and between Pan American Lithium Corp, a British Columbia corporation, (“PALC”), through its 99% -owned subsidiary, Sociedad South American Lithium Company S.A.C. (“Salico”), and Sociedad Gareste Limitada, a Chilean limited liability company (“Gareste”).

RECITALS

A.          Gareste owns certain Assets located in Atacama Region III, Chile, which are located in the Salar de Maricunga.

B.          PALC and Gareste entered into a Letter of Intent dated February 14, 2011 (the “LOI”), which, among other things, allows PALC to earn an interest in and to the Assets and requires the parties to enter into this Mining Joint Venture Agreement to govern the rights and obligations of the parties relative to the Assets.

C.          Prior to the LOI, Gareste, on behalf of Salico, submitted certain applications for Water Rights at the Salar de Maricunga.

D.          Gareste and PALC (through Salico) wish to jointly participate in the exploration, evaluation, development and mining of the Assets or any other properties acquired pursuant to the terms of this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, PALC/Salico, and Gareste agree as follows:

ARTICLE 1
DEFINITIONS

1.1       “Accounting Procedure” means the procedures set forth in Exhibit B.

1.2       “Affiliate” means any person, partnership, join venture, corporation or other form of enterprise which directly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.3       “Agreement” means this Mining Earn-In and Joint Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.4       “Area of Interest” means the area described in Exhibit A.

1.5       “Assets” means the Properties, Mineral Rights, Water Rights, Products and all other real and personal property, both tangible and intangible that relates to the Properties, Mineral Rights Water Rights and Products, held for the benefit of the Participants hereunder.

1.6       “Budget” means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

1.7       “Costs” means all costs and expenses whatsoever, direct or indirect, properly incurred with respect to Operations and recorded by the Manager in accordance with this Agreement.

1.8       “Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

1.9       “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

1.10     “Exchange” means the TSX Venture Exchange.

1.11     “Initial Contribution” means that contribution each Participant has made or agrees to make pursuant to Article 4.

1.12     “Joint Account” means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

1.13     “Joint Venture” means the business arrangement of the Participants under this Agreement.

1.14     “Letter of Intent” means the binding letter of intent dated February 14, 2011 between the Parties.

1.15     “Management Committee” means the committee established under Article 8.

1.16     “Manager” means the person or entity appointed under Article 9 to manage Operations, or any successor Manager.

1.17     “Market Price” has the meaning set out in the policies of the Exchange.

1.18     “Mining” means the mining, extracting, producing handling, milling or other processing of Products.

1.19     “Net Proceeds” means certain amounts calculated as provided in Exhibit D, which may be payable to a Participant under Section 7.7.

1.20     “Notice of Intention” means the notice provided by PALC/Salico to Gareste as contemplated in Article 3 in the form attached as Schedule 1.20.

1.21     “Minerals” means any and all ores, and concentrates or metals derived therefrom, containing precious, base and industrial minerals and which are found in, on or under the Properties and may lawfully be explored for, mined and sold pursuant to the Mineral Rights and other instruments of title under which the Properties are held.

1.22     “Mineral Rights” means the mineral claims, leases, tenures and other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any forms of mineral title recognized under applicable laws or any subdivision thereof, whether contractual, statutory or otherwise.

1.23     “Operations” means the activities carried out under the Agreement.

1.24     “Operative Date” means the date on which the Joint Venture if formed in accordance with this Agreement.

1.25     “Option” means the option granted to PALC/Salico to acquire the Participating Interest as provided in Article 3.

1.26     “Option Period” means the period during which the Option remains in effect under this Agreement.

1.27     “Participant” and “Participants” and “Parties” mean the person, persons, entity or entities that from time to time have Participating Interests.

1.28     “Participating Interest” means the percentage interest representing the beneficial interest of a Participant in the Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% would be rounded to 1.52%) . Decimals of 0.005 or more shall be rounded up to 0.01, decimals of less than 0.005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Article 3.

1.29     “Permitted Encumbrances” means the Encumbrances applicable to the Assets as set out in Schedule 1.29.

1.30     “Prime Rate” means the interest rate quoted as “Prime” by Bank of America, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which Bank of America loans funds.).

1.31     “Products” means all ores, mineral and mineral resources produced from the Properties under this Agreement.

1.32     “Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

1.33     “Properties” means those interests in real property described in Schedule 1 and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

1.34     “Proportionate Share” means, for any Participant, that share which is equal to its Participating Interest, expressed as a percentage.

1.35     “Shares” means the common shares in the capital of PALC.

1.36     “Transfer” means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

1.37     “Water Rights” means all applications and submissions for and grants or approvals from the Direccion General de Aguas (“DGA”) or other appropriate Chilean governmental or legal authority of the rights to explore for and/or use or exploit waters.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1       General representations, warranties of the Parties. In order to induce the parties to enter into and consummate this Agreement, each party hereby represents and warrants to the other party, with the intent that the other party will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that:

(a)

each party is qualified to do business in those jurisdictions where it is necessary to fulfill each of its obligations under this Agreement, and each party has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	each party has the requisite power, authority and capacity to fulfill its obligations under this Agreement;

(c)	the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action on behalf of each party;

(d)

this Agreement constitutes a legal, valid and binding obligation of each of the parties enforceable against it in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(e)

each party has obtained all authorizations, approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by each of the parties who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any regulatory authority to which each party, or any of the mineral property interests comprising the Assets may be subject;

(f)

except for regulatory approval (if needed) and approval from the Exchange of this Agreement, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(g)	each of the parties is in material compliance with all applicable laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to such party;

(h)

no proceedings are pending for, and the parties are unaware of, any basis for the institution of any proceedings leading to the placing of any of the parties in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(i)

the parties have not received, nor have the Parties requested or do the Parties require to receive, any offering memorandum or similar document describing the business and affairs of that party in order to assist the Parties in entering into this Agreement and in consummating the transactions contemplated herein;

(j)

except as otherwise provided for herein, the Parties have not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder’s fee arising out of the transactions contemplated hereby;

(k)

the Parties are not, nor will the Parties be, in breach of any provision or condition of, nor have the Parties done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which either of the Parties is a party, by which either of the Parties is bound or from which any of the Parties derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which any of the Parties is subject, or any statute or regulation applicable to any of the Parties, to an extent that, in the aggregate, has a material adverse affect on either of the Parties or the Assets;

(l)	the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)

conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which any of the Parties is subject, or constitute or result in a default under any agreement, contract or commitment to which any of the Parties is a party,

(ii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which any of the Parties is a party,

(iii)

give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to any of the Parties which is necessary or desirable in connection with the conduct and operations of each party’s business and the ownership or leasing of each party’s business assets, or

(iv)

constitute a default by any of the Parties, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of any of the Parties which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument; and

(m)

neither this Agreement nor any other document, certificate or statement furnished by or on behalf of the Parties in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the other party to enter into this Agreement.

2.2       Representations and warranties of Gareste respecting the Assets. In order to induce PALC/Salico to enter into and consummate this Agreement, Gareste hereby represents and warrants to PALC/Salico, with the intent that PALC/Salico will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that:

(a)

Except as described in Schedule 2.2(a) attached hereto, Gareste is the legal and beneficial owner of and has good and marketable title to all of the mineral property interests comprising the Assets, the particulars of which are described in Schedule 2.2(a);

(b)	Gareste is authorized to hold the right to explore and develop and has all rights of ingress and egress to each of the mineral property interests comprising the Assets;

(c)	Except as described in Schedule 2.2(a), Gareste is in exclusive possession of and owns such Properties free and clear of all defects, liens and Encumbrances;

(d)

No other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Gareste of any interest in and to any of the mineral property interests comprising the Assets;

(e)	the mineral property interests comprising the Assets have been duly and validly located, constituted, and recorded in a good and minerlike manner pursuant to applicable Chilean laws;

(f)

Except as set forth in Schedule 2.2(f), all permits and licenses covering the mineral property interests comprising the Assets are in good standing by the proper doing and filing of assessment or other work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard;

(g)	Except as set forth in Schedule 2.2(g) or as exist under the laws of the Republic of Chile, the Properties are not subject to any mining or other royalties or similar charges or levies;

(h)

all conditions on and relating to the mineral property interests comprising the Assets and the operations conducted thereon by or on behalf of Gareste are in material compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(i)

there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral property interests comprising the Assets and the conduct of the operations related thereto;

(j)

there is no adverse claim or challenge against or to the ownership of or title to any of the mineral property interests comprising the Assets or which may impede the development of any of the mineral interests comprising the Assets, nor, to the best of the knowledge, information and belief of Gareste, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of Gareste, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral property interests comprising the Assets;

(k)

there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of Gareste), pending or threatened, which may affect, without limitation, the rights of any of the Parties to transfer any interest in and to the mineral property interests comprising the Assets at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral property interests comprising the Assets and Gareste is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(l)

Gareste has delivered to PALC/Salico all material documentation in Gareste’s possession or control relating to the mineral property interests comprising the Assets together with copies of all permits, permit applications and applications for exploration and exploitation rights respecting any of the mineral property interests comprising the Assets;

(m)	Gareste possesses valid rights to, claims valid rights to, and currently has authority to take and use all water necessary to support the current or historical operation of the Properties; and

(n)

Gareste holds or has filed in a timely manner applications or renewals for all governmental authorizations, permits or consents required for the conduct of it operations relative to the Assets as now conducted, the parties are in material compliance with such authorizations and there is no reasonable ground to believe that any of the authorizations will not be renewed upon their expiration.

2.3       Disclosures. Each of the Participants represents and warrants to the other that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article 2 from being materially misleading.

2.4       Survival of Representations and Warranties. The representations and warranties contained in this Agreement are conditions on which the Parties have relied upon in entering into this Agreement and will survive the execution hereof and the acquisition of any interest in the Assets by PALC/Salico hereunder. Each Party will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A Party may waive any of such representations, warranties, covenants, agreements or conditions in whole or in part at any time without prejudice of its right in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

2.5       Mutual Covenants. Each Party will provide by written notice within five (5) days, the particulars of:

(a)

each occurrence within that party’s knowledge after the Effective Date of this Agreement that, if it had occurred before the Effective Date, would have been contrary to any of the representations or warranties contained herein; and

(b)	each occurrence or omission within that party’s knowledge after the Effective Date that constitutes a breach of any of the covenants contained in this Agreement.

2.6       Gareste Covenant. PALC/Salico and Gareste will undertake all reasonable efforts to deliver, or caused to be delivered, as soon as reasonably possible after the Effective Date, , a title opinion or opinions respecting the mineral property interests comprising the Assets in the form reasonably required by PALC/Salico and its legal counsel, all as addressed to PALC/Salico and prepared in accordance with applicable mining industry standards, together with such other documentation as may be required in order to seek and obtain any needed regulatory approval for each of the transactions contemplated by this Agreement.

ARTICLE 3
OPTION

3.1       Grant of Option. Gareste hereby grants to PALC/Salico the sole and exclusive right and option, in accordance with the other provisions of this Article 3, to acquire in five stages up to an undivided 90% right, title and interest in and to the Assets (10% in the first stage, an additional 20% in the optional second stage, an additional 40% in the optional third stage, an additional 10% in the optional fourth stage, and an additional 10% in the optional fifth stage), free and clear of all Encumbrances except for the Permitted Encumbrances described in Schedule 3.1.

3.2       First Stage of Option. The first stage of the Option will be deemed to be exercised by PALC/Salico upon the following actions of PALC/Salico:

(a)	allotting and issuing 200,000 PALC Shares to Gareste at the Market Price per Share upon receipt of all regulatory approvals of this Agreement and final approval of this Agreement from the Exchange;

(b)	allotting and issuing 100,000 PALC Shares to Gareste at the Market Price per Share on or before the first anniversary following the Effective Date;

(c)	allotting and issuing 100,000 PALC Shares to Gareste at the Market Price per Share on or before the second anniversary following the Effective Date;

(d)	allotting and issuing 100,000 PALC Shares to Gareste at the Market Price per Share on or before the third anniversary following the Effective Date;

(e)	delivering a cash payment of $100,000 to Gareste on or prior to the first anniversary following the Effective Date;

(f)	delivering a cash payment of $100,000 to Gareste on or prior to the second anniversary following the Effective Date;

(g)	delivering a cash payment of $100,000 to Gareste on or prior to the third anniversary following the Effective Date;

(h)	delivering a scoping study to Gareste with respect to one or more of the Properties (the ”Scoping Study”); and

(i)	allotting and issuing 100,000 PALC Shares to Gareste at the Market Price per Share on or before delivery of the Scoping Study.

Upon satisfaction of the conditions set out in this section (which for greater certainty amounts to the allotment and issuance of 600,000 PALC Shares, payment of $300,000 and delivery of the Scoping Study), the first stage of the Option will be deemed to be exercised, and an undivided 10% right, title and interest in and to the Assets will automatically vest in PALC/Salico and Gareste will promptly register such interest in the name of PALC/Salico (or its designee) in accordance with section 3.10. Upon the exercise of the first stage of the Option, PALC/Salico shall deliver a duly signed Notice of Intention to Gareste within 60 days of such exercise, which will set out whether PALC/Salico elects or does not elect to proceed with the second stage of the Option. Upon electing not to proceed with the second stage of the Option, PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.2.

3.3       Second Stage of Option. Provided the first stage of the option is exercised by PALC/Salico, the second stage of the Option will be deemed to be exercised by PALC/Salico upon PALC/Salico:

(a)	delivering a pre-feasibility study to Gareste with respect to one or more of the Properties (the ”PFS”); and

(b)	allotting and issuing 100,000 PALC Shares to Gareste at the Market Price per Share on or before delivery of the PFS.

Upon satisfaction of the conditions set out in section 3.3, the second stage of the Option will be deemed to be exercised, and an additional undivided 20% right, title and interest in and to the Assets (30% total) will automatically vest in PALC/Salico and Gareste will promptly register such interest in the name of PALC/Salico (or its designee) in accordance with section 3.10. Upon the exercise of the second stage of the Option, PALC/Salico will deliver a duly signed Notice of Intention to Gareste within 60 days of such exercise, which will set out whether PALC/Salico elects or does not elect to proceed with the third stage of the Option. Upon electing not to proceed with the third stage of the Option, PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.3. In the event PALC/Salico elected to proceed with the second stage of the Option but subsequently elects to terminate or abandon the second stage of the Option and delivers a duly signed Notice of Intention to Gareste regarding same, the second stage of the Option will terminate and PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.2.

3.4       Third Stage of Option. Provided the second stage of the option is exercised by PALC/Salico, the third stage of the Option will be deemed to be exercised by PALC/Salico upon the following :

(a)	delivering a cash payment of $100,000 to Gareste on or prior to the date that is 180 days after delivery of the PFS;

(b)	delivering a bankable feasibility study to Gareste with respect to one or more of the Properties (the ”BFS”); and

(c)	allotting and issuing 300,000 PALC Shares to Gareste at the Market Price per Share on or before delivery of the BFS.

Upon satisfaction of the conditions set out in section 3.4, the third stage of the Option will be deemed to be exercised, and an additional undivided 40% right, title and interest in and to the Assets (70% total) will automatically vest in PALC/Salico and Gareste will promptly register such interest in the name of PALC/Salico (or its designee) in accordance with section 3.10.

Upon the exercise of the third stage of the Option, PALC/Salico will deliver a duly signed Notice of Intention to Gareste within 60 days of such exercise, which will set out whether PALC/Salico elects or does not elect to proceed with the fourth stage of the Option. Upon electing not to proceed with the fourth stage of the Option, PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.4. In the event PALC/Salico elected to proceed with the third stage of the Option but subsequently elects to terminate or abandon the third stage of the Option and delivers a duly signed Notice of Intention to Gareste regarding same, the third stage of the Option will terminate and PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.3.

3.5       Fourth Stage of Option. Provided the third stage of the option is exercised by PALC/Salico, the fourth stage of the Option will be deemed to be exercised PALC/Salico upon the following:

(a)	delivering a cash payment of $100,000 to Gareste on or prior to the date that is 180 days after delivery of the BFS;

(b)

delivering a cash payment of $1,000,000 to Gareste immediately upon receipt of funds received by PALC/Salico from project debt financing to build a production facility based on the BFS (“Project Debt Financing”); and

(c)	allotting and issuing 1,000,000 PALC Shares to Gareste at the Market Price per Share on or before receipt of Project Debt Financing.

Upon satisfaction of the conditions set out in section 3.5, the fourth stage of the Option will be deemed to be exercised, and an additional undivided 10% right, title and interest in and to the Assets (80% total) will automatically vest in PALC/Salico and Gareste will promptly register such interest in the name of PALC/Salico (or its designee) in accordance with section 3.10. Upon the exercise of the fourth stage of the Option, PALC/Salico/Salico will deliver a duly signed Notice of Intention to Gareste within 60 days of such exercise, which will set out whether PALC/Salico elects or does not elect to proceed with the fifth stage of the Option. Upon electing not to proceed with the fifth stage of the Option, PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.5. In the event PALC/Salico elected to proceed with the fourth stage of the Option but subsequently elects to terminate or abandon the fourth stage of the Option and delivers a duly signed Notice of Intention to Gareste regarding same, the fourth stage of the Option will terminate and PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.4.

3.6       Fifth Stage of Option. Provided the fourth stage of the option is exercised by PALC/Salico, the fifth stage of the Option will be deemed to be exercised PALC/Salico receiving funds for complete construction of the project, including any equity financing needed from (1) a reputable lending institution(s) or capable strategic partner(s) in the mining or mining finance industry, or (2) from an election by PALC/Salico to self-fund the complete project (the “Full Project Financing”).

Upon satisfaction of the conditions set out in section 3.6, the fifth stage of the Option will be deemed to be exercised, and an additional undivided 10% right, title and interest in and to the Assets (90% total) will automatically vest in PALC/Salico. In each case, Gareste will promptly register such interest in the name of PALC/Salico (or its designee) in accordance with section 3.10. Upon the deemed exercise of the fifth stage of the Option, PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.6. In the event PALC/Salico elected to proceed with the fifth stage of the Option but subsequently elects to terminate or abandon the fifth stage of the Option and delivers a duly signed Notice of Intention to Gareste regarding same, the fifth stage of the Option will terminate and PALC/Salico and Gareste will be deemed to have formed the Joint Venture based upon the Participating Interests set out in section 4.5.

3.7       Securities Law. All certificates for Shares issuable hereunder shall carry a legend as required by applicable securities laws and regulations and the policies of the Exchange. Gareste acknowledges that the Shares are being issued in accordance with an exemption from the prospectus requirements of applicable securities laws pursuant to section 2.13 of National Instrument 45-106.

3.8       PALC/Salico’s Election to Terminate the Option. For greater certainty, the making of option payments, allotment and issuance of Shares and delivery of specified reports set forth in this Article 3 are within the sole discretion of PALC/Salico, who may elect at any time to terminate the Option, subject to any project interests earned by PALC/Salico as of the date of termination.

3.9       PALC/Salico’s Right of Entry. Throughout the Option Period, PALC/Salico and its employees, agents and independent contractors will have the exclusive right in respect of the Assets to

(a)	enter thereon;

(b)	have exclusive and quiet possession thereof;

(c)	carry out exploration, development and evaluation activities including, without limitation, the removal of Minerals for exploration purposes; and

(d)	bring upon and erect upon the Properties such structures and other facilities as may be necessary or advisable to carry out exploration, development and evaluation activities.

The Optionee’s rights pursuant to this Section 3.9 will at all times be subject to any restrictions that may be required by applicable laws or by regulatory authority and to reasonable rights of entry and access reserved to Gareste hereunder.

3.10     Registered Title. Gareste will remain the registered holder of the Assets, as they exist on the date hereof until the exercise of the first stage of the Option. Upon PALC/Salico acquiring a Participating Interest in the Assets, and if instructed by PALC/Salico in writing, Gareste shall as soon as practicable, and in any event within five (5) days thereafter, register the Participating Interest of PALC/Salico (or its designee) and complete such transfer of the interest from Gareste to PALC/Salico (or its designee), and PALC/Salico (or its designee) shall become a recorded holder of the Assets. Gareste or PALC/Salico, to the extent that it is the recorded holder of any Mineral Rights comprised in the Properties, will hold title to the Properties subject to this Agreement. In the event PALC/Salico does not require registration of the Participating Interest, Gareste shall hold such Participating Interest as trustee in trust for the benefit of PALC/Salico.

3.11     Activities during Option Period. Notwithstanding any term contained herein to the contrary, PALC/Salico shall control all exploration and Development of the Properties at all times during the Option Period until formation of the Joint Venture.

ARTICLE 4
INTERESTS AND INITIAL CONTRIBUTIONS

4.1       Formation of Joint Venture. The Joint Venture shall be deemed to be formed in accordance with Article 3 to be governed by the terms and conditions of this Agreement.

4.2       Initial Interests and Contributions – First Stage. Upon the formation of the Joint Venture in accordance with section 3.2, PALC/Salico will have an initial Participating Interest of 10% and Gareste will have an initial Participating Interest of 90%, and each of them will have initial, actual and deemed initial contributions as follows:

(a)

PALC/Salico: $300,000 plus the deemed value of the 600,000 Shares issued in accordance with section 3.2 plus the actual out of pocket cost incurred by PALC/Salico in connection with the preparation of the Scoping Study (the “First Stage JV Value”) multiplied by 10%.

(b)	Gareste: the First Stage JV Value multiplied by 90%.

4.3       Initial Interests and Contributions – Second Stage. Upon the formation of the Joint Venture in accordance with section 3.3, PALC/Salico will have an initial Participating Interest of 30% and Gareste will have an initial Participating Interest of 70%, and each of them will have initial, actual and deemed initial contributions as follows:

(a)

PALC/Salico: First Stage JV Value plus the deemed value of the 100,000 Shares issued in accordance with section 3.3 plus the actual out of pocket cost incurred by PALC/Salico in connection with the preparation of the PFS (the “Second Stage JV Value”) multiplied by 30%.

(b)	Gareste: the Second Stage JV Value multiplied by 70%.

4.4       Initial Interests and Contributions – Third Stage. Upon the formation of the Joint Venture in accordance with section 3.4, PALC/Salico will have an initial Participating Interest of 70% and Gareste will have an initial Participating Interest of 30%, and each of them will have initial, actual and deemed initial contributions as follows:

(a)

PALC/Salico: Second Stage JV Value plus $100,000 plus the deemed value of the 300,000 Shares issued in accordance with section 3.4 plus the actual out of pocket cost incurred by PALC/Salico in connection with the preparation of the BFS (the ”Third Stage JV Value”) multiplied by 70%.

(b)	Gareste: the Third Stage JV Value multiplied by 30%.

4.5       Initial Interests and Contributions – Fourth Stage. Upon the formation of the Joint Venture in accordance with section 3.5, PALC/Salico will have an initial Participating Interest of 80% and Gareste will have an initial Participating Interest of 20%, and each of them will have initial, actual and deemed initial contributions as follows:

(a)	PALC/Salico: Third Stage JV Value plus $1,100,000 plus the deemed value of the 1,000,000 Shares issued in accordance with section 3.5 (the ”Fourth Stage JV Value”) multiplied by 80%.

(b)	Gareste: the Fourth Stage JV Value multiplied by 20%.

4.6       Initial Interests and Contributions – Fifth Stage. Upon the formation of the Joint Venture in accordance with section 3.6, PALC/Salico will have an initial Participating Interest of 90% and Gareste will have an initial Participating Interest of 10%, and each of them will have initial, actual and deemed initial contributions as follows:

(a)

PALC/Salico: Fourth Stage JV Value plus the out of pocket actual cost incurred by PALC/Salico in connection with entering into the Term Sheet and obtaining Project Financing in accordance with section 3.6 (the ”Fifth Stage JV Value”) multiplied by 90%.

(b)	Gareste: the Fifth Stage JV Value multiplied by 10%.

4.7       Additional Cash Contributions. Following such time as PALC/Salico has contributed the amount of its initial contribution in accordance with this Article 4, the Participants, subject to any election permitted by section 7.5, shall contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

ARTICLE 5
FORMATION OF JOINT VENTURE

5.1       Purposes. Upon the full satisfaction of all conditions to the formation of the Joint Venture as set out herein, the Participants agree to thereafter associate and participate in the Joint Venture for the purposes of:

(a)	exploring within the Area of Interest,

(b)	acquiring additional Properties within the Area of Interest,

(c)	evaluating the possible Development of the Properties,

(d)	engaging in Development and Mining Operations on the Properties,

(e)	engaging in marketing Products, to the extent permitted by Article 12, and

(f)	performing any other activity necessary, appropriate, or incidental to any of the foregoing.

5.2       Name. The name of this Joint Venture shall be the Maricunga Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statues and similar statues.

5.3       Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 5.1, and nothing in this Agreement shall be construed to enlarge such purposes.

5.4       Term. The term of this Agreement shall be for twenty (20) years from the Effective Date and for so long thereafter as Products are produced from the Properties, unless the Agreement is earlier terminated as herein provided.

ARTICLE 6
RELATIONSHIP OF THE PARTICIPANTS

6.1       No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the Costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, or behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

6.2       Federal/National Tax Elections and Allocations. Without changing the effect of section 6.1, the Participants agree that their relationship shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1954, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

6.3       State, Provincial or Local Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state/provincial/local income tax purposes in the same manner as it is for Federal income tax purposes.

6.4       Tax Returns. The Tax Matters Partner, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

6.5       Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other Participant. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Participant, and, except as otherwise provided in Article 14, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant’s share of Products in any facility owned or controlled by such Participant.

6.6       Waiver of Right to Partition. The Participants hereby waive and release all rights of partition, or a sale in lieu thereof, or any other division of Assets, including any such rights provided by statute.

6.7       Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

6.8       Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE 7
INTERESTS OF PARTICIPANTS

7.1       Costs. Except as otherwise provided in this Agreement, the Participants will bear their respective Proportionate Share of all Costs and all liabilities arising under this Agreement and will own the Assets in proportion to their respective Participating Interests. Notwithstanding the foregoing, for so long as Gareste is a Participant hereunder, Gareste shall have no obligation to contribute to Programs and Budgets through the completion of development and construction of production facilities. After commencement of commercial production, Gareste shall be deemed a normal Participant hereunder for purposes of Programs and Budgets, cash calls, dilution and related provisions.

7.2       Title. The Mineral Rights and Water Rights, and any personal property comprised in the Assets will be held in the names of the Participants jointly as tenants in common, in proportion to their Participating Interests. Title to the Assets will, unless a Participant requests joint holding of any specific and substantial Asset, be held in the name of the Manager in trust for the benefit of the Joint Venture.

7.3       Adjustments. Any adjustment to a Participant’s Interest need not be evidenced during the term of this Agreement by the execution and delivery of any instrument, but each Participant’s Interest will be determined from time to time by using the books of the Joint Venture kept by the Manager.

7.4       Changes of Participating Interests. On the Operative Date, the respective Participating Interests of the Participants will be as set out in Article 3. A Participant’s Participating Interest shall be subject to adjustment from time to time as follows:

(a)	As provided in Section 7.7;

(b)	Upon an election by a Participant pursuant to Section 7.5 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest;

(c)	In the event of default by a Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 7.6(b);

(d)	Transfer by a Participant of less than all its Participating Interest in accordance with Article 16; or

(e)	Acquisition of less than all of the Participating Interest of the other Participant, however arising.

7.5       Voluntary Reduction in Participation. A Participant may elect, as provided in Section 10.4, to limit its contributions to an adopted Program and Budget as follows:

(a)	To some lesser amount than its respective Participating Interest; or

(b)	Not at all.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing:

(c)	the sum of:

	(i)	the agreed value of the Participant’s Initial Contribution under Article 4,

	(ii)	the total of all of the Participant’s contributions under Section 4.7, and

	(iii)	the amount, if any, the Participant elects to contribute to the adopted Program and Budget; by

(d)	the sum of (i), (ii) and (iii) above for all Participants;

and then multiplying the result by one hundred. The Participating Interest of the other Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

7.6       Default in Making Contributions.

(a)

If a Participant defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 11.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Properties and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under this Section 7.6(a) or under 7.6(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other as its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

(b)

The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect on of the following remedies by giving notice to the defaulting Participant:

(i)

For a default relating exclusively to a Program and Budget covering an exploration period that does not cover Development or Mining in whole or in part, the non-defaulting Participant may elect to have the defaulting Participant’s Participating Interest permanently reduced as provided in Section 7.5, and further reduced by multiplying the result by the following percentage: 10%. Amounts treated as a loan pursuant to Section 7.6(a) and interest thereon shall be included in the calculation of defaulting Participant’s reduced Participation Interest. The non-defaulting Participant’s Participating Interest shall at such time become the difference between 100% and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

(ii)

For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant’s election, the defaulting Participant shall be deemed to have withdrawn from the Joint Venture and to have automatically relinquished its Participating Interest to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from 5% of Net Proceeds, if any, and not from any other source, an amount equal to the defaulting Participant’s aggregate contributions pursuant to the applicable section from sections 4.1 to 4.6 and section 4.7. Upon receipt of such amount, the defaulting Participant shall thereafter have no further right, title or interest in Assets or under this Agreement.

7.7       Elimination of Minority Interest. Upon the reduction of its Participating Interest to less than 5%, a Participant shall be deemed to have withdrawn from this Agreement and its entire Participating Interest shall be converted into a 5% Net Proceeds Interest. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.

7.8       Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction of a Participant’s Participating Interest under this Article 7 shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article 7, such Participant’s share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant’s Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Properties were acquired or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant’s Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in a form sufficient for recording in the jurisdiction where the Properties are located.

ARTICLE 8
MANAGEMENT COMMITTEE

8.1       Organization and Composition. Effective on the Operative Date, the Participants shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) regular members appointed by PALC/Salico and one (1) regular member appointed by Gareste. Each Participant may appoint one or more alternates to act in the absence of a regular member. Appointments shall be made or changed by notice to the other Participant.

8.2       Decisions. Except with respect to decisions requiring unanimity hereunder, the Management Committee will decide every matter submitted to it by simple majority (including election of its chairman) with the representative or representatives of each Participant being entitled to cast collectively that number of votes which is equal to its Participating Interest.

8.3       Meetings. The Management Committee shall hold regular meetings at least annually at mutually agreed places. The Manager shall give 60 calendar days’ notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon 30 calendar day’s notice to the Manager and the other Participant. In the case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 45 calendar days after the meeting. The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Joint Venture cost. All other costs shall be paid by the Participants individually.

8.4       Action Without Management Meetings. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

8.5       Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 9.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

8.6       Matters Requiring Special Approval. Notwithstanding Article 8.5 above, the following matters shall require a supermajority (>70%) vote of the Participants:

(a)	sale, conveyance, transfer, joint venture, or other disposition of all or substantially all of the Properties or Assets; and

(b)	incurrence of project debt financing or creation of any other material burdens or Encumbrances with respect to the Assets.

ARTICLE 9
MANAGER

9.1       Appointment. The Participants hereby appoint PALC/Salico as the Manager with overall management responsibility for Operations. PALC/Salico hereby agrees to serve until it resigns as provided in Section 9.4.

9.2       Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

(a)	The Manager shall manage, direct and control Operations.

(b)

The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carryout its responsibilities under this Agreement.

(c)	The Manager shall:

(i)

Purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

	(ii)	Obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

(iii)

Keep the Assets free and clear of all liens and Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic’s or materialmen’s liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

(d)	The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(e)	The Manager shall:

	(i)	Make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets;

(ii)

Pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participants sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

	(iii)	Shall do all other acts reasonably necessary to maintain the Assets.

(f)	The Manager shall:

	(i)	Apply for all necessary permits, licenses and approvals;

	(ii)	Comply with applicable federal, state, provincial and local laws and regulations;

(iii)	Notify promptly the Management Committee of any allegations of substantial violation thereof; and

(iv)

Prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(g)

The Manager shall prosecute and defend, but shall not initiate without the consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of $50,000 in cash or value.

(h)	The Manager shall provide (where applicable and available) insurance for the benefit of the Participants as provided in Exhibit E.

(i)

The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article 15. However, without prior authorization from the Management Committee, The Manager shall not:

	(i)	Dispose of Assets in any one transaction having a value in excess of $50,000;

	(ii)	Enter into any sales contracts or commitments for Product, except as permitted in Section 12.2;

	(iii)	Begin a liquidation of the Joint Venture; or

	(iv)	Dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Joint Venture.

(j)	The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k)

The Manager shall perform or cause to be performed during the term of this Agreement all assessment, exploration and other work required by law in order to maintain the mining claims and concessions, permits and water rights included within the Properties. The Manager shall have the right to perform the work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by manager does not constitute the required annual or other work or occupancy for the purposes of preserving or maintaining ownership of the claims, concessions and rights, provided that the work done is in accordance with an adopted Program and Budget. The Manager shall timely record with the appropriate agency and file with the appropriate office all required forms attesting to the performance of required work or any other necessary filings to maintain the concessions and rights, and allocating therein, to or for the benefit of each claim, at least the minimum amount required by law to maintain such claim or site.

(l)	The Manager may:

	(i)	Locate, acquire, amend, renew or relocate any mining claim or concession, water right, or operating permit; and

	(ii)	Exchange with or convey to any government authority any of the Properties for the purpose of acquiring rights to the land covered thereby or other adjacent land.

(m)

The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(n)	The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

	(i)	Quarterly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget;

	(ii)	Periodic summaries of data acquired;

	(iii)	Copies of reports concerning Operations;

(iv)

A detailed final report within 60 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and

	(v)	Such other reports as the Management Committee may reasonably request.

(o)

At all reasonable times the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired during Operations. Further, the Manager shall allow the non-managing Participant, at the latter’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

(p)	The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this Section 9.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

9.3      Standard of Care. The manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.

9.4       Resignation; Deemed Offer to Resign. The Manager may resign upon one month’s prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 30 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer:

(a)	The Participating Interest of the Manager becomes less than fifty percent (50%); or

(b)

The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues with no steps toward cure for a period of sixty (60) days after notice from the other Participant demanding performance; or

(c)	The Manager fails to pay or contest in good faith its material bills within sixty (60) days after they are due; or

(d)

The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Joint Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(e)

Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

9.5       Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

9.6       Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm’s-length transactions, unless otherwise authorized in writing by the other Participants.

9.7       Activities During Deadlock. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the Receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

ARTICLE 10
PROGRAMS AND BUDGETS

10.1     Operations Pursuant to Programs and Budgets. Effective on the Operative Date, and except as otherwise provided in Section 10.7 and Article 14, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. Notwithstanding the foregoing, for so long as Gareste is a Participant hereunder, Gareste shall have no obligation to contribute to Programs and Budgets through the completion of development and construction of production facilities. After commencement of commercial production, Gareste shall be deemed a normal Participant hereunder for purposes of Programs and Budgets, cash calls, dilution and related provisions.

10.2     Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once each year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least three months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit F.

10.3     Review and Approval of Proposed Programs and Budgets. Within 60 days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

(a)	Notice that the Participant approves the proposed Program and Budget; or

(b)	Proposed modifications of the proposed Program and Budget; or

(c)	Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager’s proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Section 10.3(b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to the Participants.

10.4     Election to Participate. Subject to clause 10.1 above as to Gareste, by notice to the Management Committee within thirty (30) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to the Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which case its Participating Interest shall be recalculated as provided in Article 7. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

10.5     Deadlock on Proposed Programs and Budgets. If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Sections 9.7 and 13.2 shall apply.

10.6     Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 10.7 or unless otherwise authorized by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Subject to clause 10.1 above as to Gareste, Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

10.7     Emergency or Unexpected Expenditures. In the event of an emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and, subject to clause 10.1 above as to Gareste, the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

ARTICLE 11
ACCOUNTS AND SETTLEMENTS

11.1     Quarterly Statements. Effective on the Operative Date, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding quarter.

11.2     Cash Calls. On the basis of the adopted Program and Budget, subject to clause 10.1 above as to Gareste, the Manager shall submit to each Participant prior to the last day of each quarter, a billing for estimated cash requirements for the next quarter. Within fifteen (15) days after the receipt of each billing, each Participant shall advance to the Manager it proportionate share of the estimated amount. Time is of the essence of the payment of these billings. The Manager shall at all times maintain a cash balance which is approximately equal to the rate of disbursement for up to 15 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Joint Account.

11.3     Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 11.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 5 percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in Section 7.4.

11.4     Audits. Upon the request made by any Participant within 12 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other that the calendar year, within 12 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after the receipt of the audit report. A failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee.

ARTICLE 12
DISPOSITION OF PRODUCTION

12.1     Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least ten (10) days in advance of the delivery date upon which their respective shares of Products will be available.

12.2     Failure of Participant to Take In Kind. If a Participant fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price for a Product of like kind and quality. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant’s share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

ARTICLE 13
WITHDRAWAL AND TERMINATION

13.1     Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by a written agreement of the Participants.

13.2     Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate this Agreement by giving notice of termination to the other Participant.

13.3     Withdrawal. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other Encumbrances or rights arising by, through or under such withdrawing Participant, except those exceptions to title described in Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. Upon such withdrawal, the withdrawing Participant, upon request from the other party, shall formally transfer and convey title to the Assets which it hold to the other Participant. Any withdrawal under this Section 13.3 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 13.3, the withdrawing Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

13.4     Continuing Obligations Upon the termination of this Agreement under Section 13.1 or 13.3, the Participants shall remain liable for continuing obligations hereunder until the final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

13.5     Disposition of Assets on Termination. Promptly after termination under Section 13.1 or 13.2, the Manager shall take all action necessary to wind up the activities of the Joint Venture, and all costs and expenses incurred in connection with their termination of the Joint Venture shall be expenses chargeable to the Joint Venture. In accordance with Exhibit C, any Participant that has a negative Capital Account balance when the Joint Venture is terminated for any reason shall contribute to the Assets of the Joint Venture an amount sufficient to raise such balance to zero. The Assets shall first be paid, applied, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager’s reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant’s capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, first in the ratio and to the extent of their respective Capital Accounts and then in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant’s Participating Interest therein has been terminated pursuant to this Agreement. To the greatest extent possible, the Manager shall endeavor to return each of the Assets to the party that originally contributed them to the Joint Venture.

13.6     Non-Compete Covenants. A Participant that withdraws pursuant to Section 13.3, or is deemed to have withdrawn pursuant to Section 13.3, or is deemed to have withdrawn pursuant to Section 7.7, shall not directly or indirectly acquire any interest in property within the Area of Interest for twelve (12) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 13.6, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

13.7     Right to Data After Termination. After the termination of this Agreement pursuant to Section 13.1 or 13.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

13.8     Continuing Authority. Upon the termination of this Agreement under Section 13.1 or 13.2 or the deemed withdrawal of a Participant pursuant to Section 7.6(b)(ii) or Section 7.7 or the withdrawal of a Participant pursuant to Section 13.3, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to:

(a)	Wind-up Operations; and

(b)	Complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal,

if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Joint Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE 14
ACQUISITIONS WITHIN THE AREA OF INTEREST

14.1     General. Any interest or right to acquire any interest in property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

14.2     Notice to Non-acquiring Participant. Within 15 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program or by virtue of an emergency), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Joint Venture. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

14.3     Option Exercised. If, within 15 days after receiving the acquiring Participant’s notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant, by special warranty deed, such a proportionate undivided interest therein. The acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Participant’s election to accept the proportionate interest therein. Subject to clause 10.1 above as to Gareste, such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter’s actual out-of-pocket acquisition costs.

14.4     Option Not Exercised. If the other Participant does not give such notice within the 15 day period set forth in Section 14.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

ARTICLE 15
ABANDONMENT AND SURRENDER OF PROPERTIES

15.1     Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, and without cost to the surrendering Participant, all of the surrendering Participant’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties.

15.2     Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article 15, then, unless this Agreement is earlier terminated, or a Participant withdraws under section 13.3, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two years following the date of such abandonment or surrender. This prohibition shall not apply to a non-withdrawing Participant under section 13.3. If a Participant reacquires any Properties in violation of this Section 15.2, the other Participant may elect by notice to the reacquiring Participant within forty-five (45) days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participant’s respective Participating Interest.

ARTICLE 16
TRANSFER OF INTEREST

16.1     General. During the Option Period or thereafter during the time in which this Agreement is operative, a Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article 16.

16.2     Limitations on Free Transferability. The Transfer right of a Participant in Section 16.1 shall be subject to the following terms and conditions:

(a)

No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 16.2(g) and 16.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

(b)	. No Participant, without the consent of the other Participant, shall make a Transfer which shall cause the termination of the tax partnership established by the provisions of Section 6.2;

(c)

No Transfer permitted by this Article 16 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

(d)	As provided in Exhibit C, Article 4, the transferring Participant and the transferee shall bear all tax consequences of the Transfer;

(e)	In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

(f)	No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest;

(g)

If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, then, unless the parties may otherwise agree, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

(h)

If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article 12 creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement; and

(i)

If, contrary to Section 16.2(b), a Transfer is made which causes the termination of the tax partnership established by Section 6.2, the transferring Participant shall indemnify, defend and hold harmless the other Participant from and against any and all loss, cost, expense or damage arising from such termination.

(j)	Only United States currency shall be used for Transfers for consideration.

16.3     Preemptive Right. Except as otherwise provided in Section 16.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participation Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interests as provided in this Section 16.3.

(a)

A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. The other Participant shall have 15 days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after the notice of such election is delivered to the transferring Participant.

(b)

If the other Participant fails to so elect within the period provided for in Section 16.3(a), the transferring Participant shall have 10 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable that those offered by the transferring Participant to the other Participant in the notice required in Section 16.3(a).

(c)

If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 16.3(b), the preemptive right of the other Participant is such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 16.3.

16.4     Exceptions to Preemptive Right. Section 16.3 shall not apply to the following:

(a)	Transfer by a Participant of all or any part of its interest in this Agreement any Participating Interest or the Assets to an Affiliate;

(b)

Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant, by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

(c)	The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance; or

(d)	A sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon the distribution to it pursuant to Article 12.

ARTICLE 17
DISPUTES

17.1     In the event of a dispute between the parties under this Agreement, where negotiations between the chief executives of each Participant or their designated representatives, and mediation or conciliation attempts, are unsuccessful, all disputes will be arbitrated in Chile in accordance with the commercial Arbitration Rules of the United Nations Council on International Trade Law (“UNCITRAL”). Unless the parties mutually agree on one arbitrator, each party shall select one qualified arbitrator. Each of these arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within ten (10) days of their selection. These three (3) arbitrators shall then constitute an Arbitrage Court. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to the National Mining Society of Peru who shall select a third disinterested person qualified by experience to hear and determine the issues to be arbitrated. This Agreement shall be construed and interpreted according to the laws of the Republic of Chile , without regard to the application of choice of law principles.

ARTICLE 18
CONFIDENTIALITY

18.1     General. The terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 18.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonable withheld.

18.2     Exceptions. The consent required by Section 18.1 shall not apply to a disclosure:

(a)	To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its in or to this Agreement, its Participating Interest, or the Assets; or

(c)	To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 18.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Section 18.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article 18.

18.3     Duration of Confidentiality. The provisions of this Article 18 shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 13.1 or 13.2, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.

ARTICLE 19
GENERAL PROVISIONS

19.1     Notices. All notices, payments and other required communications (“Notices”) to the Participants shall be in writing, and shall be addressed respectively as follows:

(a)	Pan American Lithium Corp. and Sociedad South American Lithium Company S.A. Cerrada 3040 N. Campbell Avenue, Suite 110 Tucson, Arizona USA 85719

Attention: President (520) 989-0020
Email: abrodkey@kriyah.com

(b)	Sociedad Gareste Limitada 208 Van Buren Copiapo, Chile

(480) 326-3472
Email: halchileperu@yahoo.com

All Notices shall be given by either personal delivery to the Participant, electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or by registered or certified mail with return receipt requested. All Notices shall be effective and shall be deemed delivered:

(a)	If by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following the delivery;

(b)	If by electronic communication on the next business day following the receipt of the electronic communication; and

(c)	If solely by mail, on the same business day of the actual receipt of the Notice.

A Participant may change its address by Notice to the other Participant.

19.2     Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right.

19.3     Modification. No modification of this agreement shall be valid unless made in writing and duly executed by the Participants.

19.4     Currency. Unless otherwise explicitly stated otherwise, all monetary amounts set out herein are stated in United States dollars.

19.5     Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments, decrees or orders of any court; the inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standard; acts of war, armed conflict or conditions arising out of or attributable to war or armed conflict, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes or other sudden events of subsidence, drought or other extreme adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or an inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; the breakdown of equipment, machinery or facilities; or any other cause whether similar of dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

19.6     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Chile, except for its rules pertaining to conflicts of laws.

19.7     Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the effective date of this Agreement. [Chilean/Peruvian counsel to confirm if statute of limitations applies]

19.8      Further Assurances. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

19.9      Survival of Terms and Conditions. The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run:

Sections 2.2, 4.5, 6.4, 6.6, 11.3, 13.3, 13.4, 13.6, 13.7 and 13.8.

19.10     Entire Agreement, Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this main body of this Agreement and any Exhibit attached hereto, the terms of this main body shall be controlling.

19.11     Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by the Manager. This Agreement shall not be recorded.

19.12     Fax and Counterparts. This Agreement can be executed in counterparts and delivered by facsimile or other means of electronic transmission including portable document format (pdf) and shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PAN AMERICAN LITHIUM CORP.

Per:	/s/ Andrew Brodkey
Authorized Signatory
President

SOCIEDAD SOUTH AMERICAN LITHIUM COMPANY, S.A. CERRADA

Per:	/s/ Andrew Brodkey
Authorized Signatory
Manager

SOCIEDAD GARESTE LIMITADA

Per:	/s/ Harold W. Gardner

Authorized Signatory
Co-Managing Partner

SCHEDULE 1--PROPERTIES

Claim Name	Status	NORTH	EAST	Staking	Constitution	Date	FOJAS	Number	Office	Hectareas
MACUNGA UNO	PEDIMENTOS	7032500	494816	11/5/2010		In revision Sernageomin	9930 Vta.	7910	COPIAPÓ	300
MACUNGA DOS	PEDIMENTOS	7033500	496500	12/9/2010		In revision Sernageomin	10900 Vta.	8662	COPIAPÓ	300
MACUNGA TRES	PEDIMENTOS	7031500	495500	11/5/2010		In revision Sernageomin	9932 Vta.	7912	COPIAPÓ	200
MACUNGA CINCO	PEDIMENTOS	7030900	486900	11/11/2010		In revision Sernageomin	10033	7995	COPIAPÓ	200
MACUNGA SEIS	PEDIMENTOS	7032500	488300	11/11/2010		In revision Sernageomin	10034	7996	COPIAPÓ	200
MACUNGA TRES DEL 1 AL 5	MANIFESTACION	7,031,850	493,600	11/11/2010			10227 Vta.	8136	COPIAPÓ	20

EXHIBIT A

Area of Interest: 2 Km outside of the boundaries of the current water rights solicitud at the Salar de Maricunga, which is shown in a black outline on the following map:

485000
490000
495000
500000
7035000
7030000
7025000
7020000
7015000
7010000
N
SILVA FUENZALIDA IVAN JAIME
COMPANIA MINERA CASALE
SLM NX UNO DE PEINE
MINERA LAS CENIZAS SA
Scheggia Ferrera Manilo
Padilla Toro Tiburcio
CIA MINERA CASALE
HIDALGO YENSSEN MAXIMO
SCM PALO COLORADO
SCM CIA MRA MARICUNGA
SOQUIMICH SA
CODELCO CHILE DIV SALVADOR
Legend
Salar
MINERA LAS CENIZAS SA
CIA MINERA CASALE
SOQUIMICH SA
SCM CIA MRA MARICUNGA
CODELCO CHILE DIV SALVADOR
HIDALGO YENSSEN MAXIMO
SLM NX UNO DE PEINE
COMPANIA MINERA CASALE
SILVA FUENZALIDA IVAN JAIME
SCM PALO COLORADO
Padilla Toro Tiburcio
Scheggia Ferrera Manilo
SLM COCINA 19 DE LA HOYADA DE
CIA MRA MANTOS DE ORO
SLM COCINA DE HDA MARICUNGA
SOCIEDAD PUNTA DE LOBO SA
GODOY ESPOZ MELISSA
SLM GIGITO Y JANITA 76 SALAR M
GONZALEZ BOLADO RODRIGO ANTONI
SLM YUSEF HANNA 1 SALAR MARICU
SLM SALAR DEL LITIO IV MARICUN
SLM VICTORIA 7 SALAR MARICUNGA
CIA MRA KAINITA S.A.
SLM VICTORIA 1 DE SALAR MARICU
SLM VICTORIA 4 SALAR MARICUNGA
SLM POTASIUM I 1 DE HOYADA MAR
VECCHIOLA TRABUCO GUIDO
AMO RIFFO LYNCOLN RAUL
SLM GIGITO Y JANITA 75 SALAR M
CHILPETEL CHILE SA
SLM MILENIUN II 1 HOYADA MARIC
VALERO GATICA MAGALI SANDRA
SLM NITRATOS NORTE I 1 HOYADA
SLM SALAR DEL LITIO V MARICUNG
COMINOR INGEN Y PROYECTOS SA
SLM YUSEF HANNA II 1 SALAR MAR
BERNALES MATTA EUGENIO JOSE
SLM MILENIUM I 1 HOYADA D MARI
SLM VICTORIA 5 SALAR MARICUNGA
RODO PONCE PABLO
Pan American Claims
0 1 2 3 4 5 6 7 8 9 10 11 12
Kilometers

Maricunga Property Atacama Region III, Chile Pan American Corporation	**Claims Map** Names and outlines for total claim area > 500 ha Solid fill for total claim area < 500 ha	Datum: WGS84 Date: 9/26/2011 Drawn by: SMS Scale: 1:125,000

EXHIBIT B

Accounting Procedure

The financial and accounting procedures to be followed by the Manager and the Participants under the Agreement are set forth below. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement. Capitalized terms that are not otherwise defined in this Accounting Procedure shall have the meanings set out in the Agreement.

ARTICLE 1
GENERAL PROVISIONS

1.1         General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure and in accordance with International Financial Reporting Standards, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed by the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

1.2         Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Joint Venture.

1.3         Statements and Billings. The Manager shall prepare statements and bill the Participants as provided in Article 11 of the Agreement. Payment of any such billings by any Participant, including the Manager, shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such twenty-four (24) month period.

ARTICLE 2
CHARGES TO JOINT ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Joint Account with the following:

2.1         Rentals, Royalties and Other Payments. All property acquisition and holding costs, including filing fees, license fees costs of permits and assessment work, delay and other payments which are due under property agreements, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2         Labor and Employee Benefits.

(a)	Salaries and wages of the Manager’s employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b)

The Manager’s cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2(a) and 2.12. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager’s cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager.

(c)

The Manager’s actual cost of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under Sections 2.2(a) and 2.12 rather than employees’ benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, provided that the plans are limited to the extent feasible to those customary in the industry.

(d)

Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2(a) and 2.12, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3         Materials, Equipment and Supplies. The cost of materials, equipment and supplies purchased, furnished or otherwise contributed by the Manager or any Participant as provided in Article 3. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid accumulation of surplus stock.

2.4         Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provided support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, tales depreciation and interest at a rate not to exceed eight percent (8%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5         Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6         Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other that services described in Sections 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations. The cost of professional consultant services procured from outside sources in excess of $25,000 shall not be charged to the Joint Account unless approved by the Management Committee.

2.7         Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Participants. When the Operations are conducted in an area where the Manager may self-insure for Worker’s Compensation and/or Employer’s Liability under applicable law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Joint Account provided that such charges shall not exceed published manual rates.

2.8         Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other that the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9         Legal and Regulatory Expense. Except as otherwise provided in Section 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Joint Venture. All attorney’s fees and other legal costs to handle, investigate and settle litigation or claims including the cost of legal services provided by the Manager’s legal staff, and amounts paid in settlement of such litigation or claims in excess of $25,000.00 shall not be charged to the Joint Account unless approved by the Management Committee.

2.10       Audit. The cost of annual audits under Section 11.4 of the Agreement.

2.11       Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes which are attributable to its respective Participating Interest.

2.12       Field Supervision and Expenses. A pro rata portion of:

(a)	The salaries and expenses of the Manager’s superintendent and other employees serving Operations whose time is not allocated directly to such Operations,

(b)	The costs of maintaining and operating an office (“Manager’s Project Office”) and any necessary suboffice, and

(c)	All necessary camps, including housing facilities for employees, used for Operations.

The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager’s employees and facilities shall be apportioned to the Joint Account on the basis of a ratio, the numerator of which is the direct labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

2.13       Administrative Charge

(a)

Each month, the Manager shall charge the Joint Account a sum for each phase of Operations as provided below, which shall be a liquidated amount to reimburse the Manager for its office overhead and general and administrative expenses to conduct each phase of the Operations, and which shall be in lieu of any management fee:

(i)	Exploration Phase - ____ percent (____%) of Allowable Costs up to $ ______, and ____ percent (____%) of ‘Allowable Costs over $______.

(ii)	Development Phase - ____ percent (____%) of Allowable Costs up to $ ______, and ____ percent (____%) of ‘Allowable Costs over $______.

(iii)	Major Construction Phase - ____ percent (____%) of Allowable Costs up to $ ______, and ____ percent (____%) of ‘Allowable Costs over $______.

(iv)	Mining Phase - ____ percent (____%) of Allowable Costs up to $______, and ____ percent (____%) of ‘Allowable Costs over $______.

(b)	The term “Allowable Costs” as used in this Section 2.13 for a particular phase of Operations shall mean all charges to the Joint Account excluding:

	(i)	the administrative charge referred to herein;

	(ii)	the depreciation, depletion or amortization of tangible or intangible assets; and

	(iii)	amounts charged in accordance with Sections 2.1 and 2.9.

The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

(iv)

The Exploration Phase shall cover those activities conducted to ascertain the existence, location, extent or quantity of any deposit of ore or mineral. Such phase shall cease when a commercially recoverable reserve is determined to exist in accordance with National Instrument 43-101.

(v)

The Development Phase shall cover those activities conducted to access a commercially feasible ore body or to extend production of an existing ore body, and to construct or install related fixed assets.

(vi)	The Major construction Phase shall include all activities involved in the construction of a mill, smelter, leach or other ore processing facilities.

(vii)	The Mining Phase shall include all other activities not otherwise covered above, including reclamation and other activities which are conducted after mining operations have ceased.

(c)

The monthly administration charge determined for each phase of Operations shall be equitable apportioned among all of the properties served during such monthly period on the basis of a ratio, the numerator of which is the direct labor costs charged to a particular property and the denominator of which is the total direct labor costs incurred for all properties served by the Manager.

(d)	The following is a representative list of items comprising the Manager’s principal business office expenses that are expressly covered by the administrative charge provided in this Section 2.13:

(i)

Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Joint Account, as provided for in Section 2.2;

	(ii)	Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii)

The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Joint Account;

	(iv)	Routine legal services rendered by outside sources and the Manager’s legal staff not otherwise charged to the Joint Account under Section 2.9 and

	(v)	Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(e)	The Management committee shall annually review the administration charges and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

2.14       Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE 3
BASIS OF CHARGES TO JOINT ACCOUNT

3.1         Purchases. Material and services which are procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost including applicable transfer taxes, less all discounts taken. If any material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Joint Account when an adjustment is received from the vendor.

3.2         Material Furnished by or Transferred to the Manager or a Participant. Any material furnished by the Manager or a Participant from its stocks or transferred to the Manager or Participant shall be priced on the following basis:

(a)

New Material: New material transferred from the Manager or Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point where like material of similar condition or quality is available, at the current replacement cost of the same kind of material, exclusive of any available cash discounts, at the time of the transfer (herein called, “New Price”).

(b)	Used Material:

	(i)	Used material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

		A.	Used material transferred by the Manager or Participant shall be priced at seventy-five percent (75%) of the New Price; and

B.

Used material transferred to the Manager or Participant shall be priced either at seventy-five percent (75%) of the New Price if such material was originally charged to the Joint Account as new material, or at sixty-five percent (65%) of the New Price if such material was originally charged to the Joint Account as good used material at seventy-five percent (75%) of the New Price.

(ii)

Other used material which, after reconditioning will be further serviceable for original function as good secondhand material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of the New Price. The cost of any reconditioning shall be borne by the transferee.

(iii)

All other material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be proceed on a basis comparable with items normally used for such other purposes.

(c)

Obsolete Material: Any material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Joint Account equal to the value of the service to be rendered by such material.

3.3         Premium Prices. Whenever material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Joint Account for the required material on the basis of the Manager’s direct cost and expenses incurred in procuring such material and making it suitable for use by the Joint Venture. The Manager shall give written notice of the proposed charge to the Participants prior to the time when such charge is to be billed, whereupon any Participant shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its share of material suitable for use and acceptable to the Manager.

3.4         Warranty of Material Furnished by the Manager or Participants. Neither the Manager nor any Participant warrants the material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Joint Account for defective material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE 4
DISPOSAL OF MATERIAL

4.1         Disposition Generally. The Manager shall have no obligation to purchase a Participant’s interest in material. The Management Committee shall determine the disposition of major items of surplus material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap material either by sale or by transfer to the Participants as provided in Section 4.2.

4.2         Distribution to Participants. Any material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account on the basis provided in Section 3.2.

4.3         Sales. Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the purchaser shall be charged back to the Joint Account if and when paid.

ARTICLE 5
INVENTORIES

5.1         Periodic Inventories, Notice and Representations. At reasonable intervals not to exceed one year, inventories shall be taken by the Manager, which shall include all such material as is ordinarily considered controllable by operators of mining properties and the expense of conduction such periodic inventories shall be charged to the Joint Account. The Manager shall give written notice to the Participants of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Participant shall be deemed to have accepted the results of any inventory taken by the Manage if the Participant fails to be represented at such inventory.

5.2         Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Joint Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Joint Account for overages and shortages. The Manager shall be held accountable to the Joint Venture only for shortages due to lack of reasonable diligence.

EXHIBIT C

TAX MATTERS

ARTICLE 1
TAX MATTERS PARTNER

1.1         Designation of Tax Matters Partner. The Manager is hereby designated tax matters partner (hereinafter “TMP”) as defined in Section 6231(a)(7) of the Internal Revenue Code of 1954, as amended, (hereinafter “Code” In the event of any change in Manager, the Participant serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year. The TMP and other Participants shall use their best efforts to comply with the responsibilities outlined in this Article 1 and in Sections 6221 through 6233 of the Code (including any Treasury regulations promulgated thereunder) and in doing so shall incur no liability to any other Party.

1.2         Notice. The Participants shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as it may reasonably request to permit it to provided the Internal Revenue Service with sufficient information to allow proper notice to the Participants in accordance with Section 6223 of the Code. The TMP shall keep each Participant informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

1.3         Inconsistent Treatment of Partnership Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, the Participants shall notify the TMP of their treatment of any partnership item on their federal income tax returns in a manner which is inconsistent with the treatment of that item on the partnership return.

1.4         Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to all other Participants of such intended action and the opportunity to comment on, object to or question the reason for seeking the extension.

1.5         Requests for Administrative Adjustments. No Participant shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any partnership taxable year without first notifying all other Participants. If all other Participants agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the partnership. If unanimous consent is not obtained within thirty (30) days, or within the period required to timely file the request for administrative adjustment, if shorter, any Participant, including the TMP, may file a request for administrative adjustment on its own behalf.

1.6         Judicial Proceedings. Any Participant intending to file a petition under Section 6226, 6228 or other sections of the code with respect to any partnership item, or other tax matters involving the partnership, shall notify the other Participants of such intention and the nature of the contemplated proceeding. If the TMP is the Participant intending to file such petition, such notice shall be given within a reasonable time to allow the other Participants to participate in the choosing of the forum in which such petition will be filed. If the Participants do not agree on the appropriate forum, then the appropriate forum shall be decided by majority vote. Each Participant shall have a vote in accordance with its Participating Interest in the partnership. If a majority cannot agree, the TMP shall choose the forum. If any Participant intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Section 1.6, such Participant shall notify the other Participants of such intended action.

1.7         Settlements. The TMP shall not bind any other Participant to a settlement agreement without first obtaining the written concurrence of any such Participant. Any other Participant who enters into a settlement agreement with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Participants of such settlement agreement and its terms within ninety (90) days from the date of settlement.

1.8         Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others without the prior written consent of a majority of the Participants. Any Participant may engage legal counsel, certified public accountants, or others on its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Joint Account and shall be borne by the Participants as any other item which constitutes a direct charge to the Joint Account pursuant to the Agreement. Notwithstanding anything in the Agreement to the contrary, the Joint Account allocation shall be borne by the Participants as any other item which constitutes a direct charge to the Joint Account pursuant to the Agreement.

1.9         Survival. The provisions of this Article 1, including but not limited to the obligation to pay fees and expenses contained in Section 1.8, shall survive the termination of the partnership or the termination of any Participant’s interest in the partnership and shall remain binding on the Participants for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the partnership for the applicable tax year(s).

ARTICLE 2
TAX ELECTIONS AND ALLOCATIONS

2.1         Tax Partnership Election.

(a)

It is understood and agreed that the Participants intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by all Participants, no participant shall make an election to be, or have the arrangement evidenced hereby, excluded from the application of any provisions of Subchapter K of the Code, or any equivalent state income tax provision. It is understood and agreed that the Participants intend to create a partnership for federal and state and income tax purposes only.

(b)

The Manager shall file with the appropriate office of the Internal Revenue Service, a partnership income tax return covering the Operations. The Participants recognize that this Agreement may be subject to state income tax statutes. The Manager shall file with the Appropriate office of the state agencies any required partnership state income tax returns.

(c)

Each Participant agrees to furnish to the Manager such information which it may have relating to Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Participants for their review a copy of each proposed income tax return at least two (2) weeks prior to the date the return is filed.

2.2         Tax Elections

(a)	The partnership shall make the following elections for purposes of all partnership income tax returns:

	(i)	To use the accrual method of accounting,

	(ii)	Pursuant to the provisions at Section 706(b)91) of the Code, to use as its taxable year a year ending December 31,

	(iii)	To deduct (or defer & amortize or capitalize) currently all exploration and development expenses to the extent possible under Section 616 and 291 of the Code,

(iv)

Unless the Participants unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible,

	(v)	To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law, and

	(vi)	To deduct currently qualified reclamation and closing costs in accordance with, and to the extent permitted by, Section 468 of the Code.

(b)	Any other election required or permitted under the code or any state tax law shall be made as determined by the Management Committee.

(c)	Each Participant shall elect under Section 617(a) of the Code to deduct currently all exploration expenses to the extent possible.

2.3         Allocations to Participants. Allocations for tax purposes shall be in accordance with the following:

(a)	Exploration expenses and development cost deductions shall be allocated among the Participants in accordance with their respective contributions to such costs.

(b)

Subject to Subsection 2.3(l) below, depreciation and loss deductions with respect to a depreciable Asset shall be allocated among the Participants in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation expense.

(c)	Production and operating cost deductions shall be allocated among the Participants in accordance with their respective contributions to the qualified investment (as defined in the Code) in such Asset.

(d)

Subject to Subsection 2.3(l) below, cost depletion and any loss deduction with respect to a depletable property (as defined in Section 614 of the Code) shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Percentage depletion under Section 613 of the Code shall be allocated to the Participants in accordance with their respective contributions to the adjusted basis of the depletable property. Percentage depletion under Section 613 of the Code shall be allocated:

(i)	first, in the same manner as cost depletion to the extent it does not exceed cost depletion; and

(ii)

second, to the extent percentage depletion exceeds cost depletion, to the Participants in the same proportion as their distributive share of gross income from the depletable property (as determined under Section 613(c) of the Code) for the year in which such depletion is allowable.

(e)

All deductions and losses which are not described in Subsections 2.3(a) through (d) above, shall be allocated among the Participants in accordance with their respective contributions to the costs producing each such deduction or the adjusted basis of the Asset producing each such loss.

(f)

If Section 12.1 of the Agreement (directing that each Participant shall take in kind and separately dispose of its share of all Products) is interpreted to mean only that a Participant is authorized to direct the disposition of its share of Products by the partnership, all income, gains, or losses realized by the partnership from such disposition shall be allocated to such Participant, and any deductions arising from expenditures incurred by such Participant in connection with such disposition (to the extent they are attributed to the partnership) shall also be allocated to such Participant. If, pursuant to Section 11.2 of the Agreement, the Manager purchases a Participant’s share if Product for its own account, or sells such share of Product, the net profits or losses from such sale (computed after taking into account the reasonable expenses incurred) shall be allocated to the Participant.

(g)	Subject to Subsection 2.3(l) below, any gain recognized on the sale or other disposition of a depreciable Asset shall be allocated:

(iii)

first, to the extent such gain does not exceed the amount of depreciation claimed with respect to such Asset, to the Participants in proportion to the amount of such depreciation previously allocated to or claimed by, them; and

(iv)	second, to the Participants in accordance with their Participating Interests.

(h)	Subject to Subsection 2.3(l) below, any gain recognized on the sale or other disposition of a depletable property (as defined in Section 614 of the Code), shall be allocated:

(i)

first, to the extent such gain does not exceed the total Recapturable Deductions (as defined below) with respect to such property, to the Participants in proportion to the total Recapturable Deductions previously allocated to, or claimed by, them with respect to such property (adjusted for any recapture of such deductions previously allocated to, or recognized by, the Participants); and

	(ii)	second, to the Participants in accordance with their Participating Interests.

As used in the previous sentence, “Recapturable Deductions” means depletion deductions (to the extent reflected in the capital accounts of the Participants), exploration expense deductions, and development expense deductions attributable to a depletable property, reduced (but not below zero) by any prior recapture of such deductions.

(i)

Subject to Subsection 2.3(l) below, any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any increase in taxable income realized by reason of the disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be allocated to the Participants in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(j)	Subject to Subsection 2.3(l) below, all other items of income and gain shall be allocated to the Participants as follows:

	(i)	Until the Participants have recovered the amounts set forth in Section 12.1 of the Agreement, all such income and gain shall be allocated as provided in Section 12.1.

	(ii)	Thereafter, all such income and gain shall be allocated to the Participants in accordance with their Participating Interests.

(k)

All tax credits shall be allocated to the Participants in proportion to the allocation of the item of income, gain, loss, or deduction generated by the receipt or expenditure giving rise to the credit. Any credit recaptures shall be allocated to the Participants in the same proportion as the related credit was allocated.

(l)

Notwithstanding the foregoing, if all or substantially all the Assets (by value) are sold or otherwise disposed of, any gain or loss recognized by the partnership shall be allocated among the Participants so that, to the extent possible, the Participant’s resulting capital account balances are in proportion to the Participant’s Participating Interests. Any recapture for tax purposes of mining exploration and development expenditures, depreciation deductions, and depletion deductions arising by reason of such a sale or other disposition shall be allocated, to the extent consistent with the allocation of gain originally allocated, or which originally claimed, the recapture deduction.

(m)

Notwithstanding the foregoing, in accordance with Section 704(c) of the Code, income, gain, loss, and deduction with respect to property contributed to the partnership by a Participant shall be shared among the Participants so as to take account of the variation between the basis of the property to the partnership and its fair market value at the time of contribution.

<>[The below provision is to be used when loan is obtained on a recourse basis and both participants are ultimately responsible for repayment:]

If the Joint Venture borrows funds to be used in connection with the Properties (Borrowed Funds), any deductions generated by the expenditure of such funds (“Borrowed Fund Deductions”) shall be allocated to the Participants in accordance with their Participating Interests. For this purpose, if the tax basis of an Asset reflects both amounts derived from contributions by the Participants and amounts derived from Borrowed Funds, any depreciation deductions, cost depletion deductions, or percentage depletion deductions (to the extent reflected in basis) generated by that Asset shall be treated first as Borrowed Fund Deductions. If the proceeds of the sale of Products or any Asset are used to repay the principal amount of Borrowed Funds, any income or gain recognized by reason of such sale shall be allocated to the Participants in the same proportion as all Borrowed Fund Deductions were previously allocated to them, up to the amount of such Borrowed Fund Deductions, and thereafter in accordance with their Participating Interests. Any deductions arising by reason of the payment of interest on Borrowed Funds, which payments are funded out of the sale of Products or Assets, and not by contributions from the Participants, shall be allocated to the Participants in the same manner as the income or gain from such sale is allocated.]

ARTICLE 3
CAPITAL ACCOUNTS, LIQUIDATION

3.1         Capital Accounts

(a)	A separate capital account shall be established and maintained for each Participant. Such capital account shall be increased by:

	(i)	the amount of money contributed by the Participant to the partnership;

(ii)

the fair market value of property contributed by the Participant to the partnership (net of liabilities securing such contributed property that the partnership is considered to assume or take subject to); and

(iii)	allocations to the Participant of partnership income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by:

	A.	the amount of money distributed to the Participant by the partnership;

B.

the fair market value of property distributed to the Participant by the partnership (net of liabilities secured by such distributed property and that the Participant is considered to assume or take subject to);

C.

allocations of partnership loss and deduction (or items thereof)k, excluding items described in _______________ (vi) above, and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

(b)

If the capital accounts of the Participants are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the capital accounts shall be adjusted for depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such Asset in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(c)

If any interest in the partnership is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the capital account of the transferor to the extent it relates to the transferred interest, except as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

(d)

If property, other than money, is distributed to a Participant, the capital accounts of the Participants shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the Participants if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose, the fair market value of the property shall be determined as set forth in Paragraph 3.2(a) below.

(e)

The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of capital accounts and the allocations of income, gain, loss, deduction, and credit, are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Management Committee determines that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Committee may make such modification, provided that the modification is not likely to have a material effect on the amount distributable to any Participant upon liquidation of the partnership pursuant to Article 3 of this Exhibit C.

3.2         Liquidation. If the partnership is “Liquidated” within the meaning of Treasury Regulation Section 1.704 -1(b)(2)(ii)(g), then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken:

(a)

The capital accounts of the Participants shall be adjusted to reflect any gain or loss which would be realized by the partnership and allocated to the Participants pursuant to the provisions of Article 2 of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by the Participants; provided, however, that if the Participants fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by all Participants.

(b)

Following the adjustments described in the foregoing Subsection 3.2(a), any Participant with a negative balance in its capital account shall contribute an amount of cash to the partnership sufficient to achieve a zero balance in the Participant’s capital account.

(c)

Following the adjustments described in the foregoing Subsections 3.2(a) and (b), if the capital account balance of any Participant (stated as a percentage of the capital account balances of all Participants) is not equal to the Participant’s Participating Interest, then any Participant whose capital account balance is less than its Participating Interest shall have the obligation, upon ten (10) days notice by the Manager, to contribute a sufficient amount of cash to the partnership to cause its capital account balance and Participating Interest to be in parity.

(d)

After making the foregoing adjustments and/or contributions, all remaining Assets shall be distributed to the Participants in accordance with the balances in their capital accounts. Unless otherwise expressly agreed by all Participants, each participant shall receive an undivided interest in each and every Asset determined by the ratio of the amount of each Participant’s capital account to the total of all Participants’ capital accounts. Assets distributed to the Participants shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subsection 3.2(a), above.

(e)

Any contribution by a Participant to the partnership to restore the capital account of such Participant to zero, and all distributions to the Participants with respect to their capital accounts, shall be made in accordance with the time requirements of Treasury Regulation Sections 1.704-1(b)(2)(ii)(b) and (3).

ARTICLE 4
SALE OR ASSIGNMENT

4.1         Agreement Not to Terminate. The Participants agree that if any one of them sells or assigns their respective Participating Interest under this Agreement, such sale or assignment will be structured so as to cause a termination under Section 708(b) (1)(B) of the Code. If a Section 708(b) (1)(B) termination is caused, the terminating Participant will indemnify all the non-

terminating Participants and save them harmless on an after tax basis for any increase in taxes, interest, and penalties or decrease in credits to the non-terminating Participants caused by the termination of the partnership.

ARTICLE 5
CORRESPONDENCE

5.1         Correspondence. All correspondence relating to the preparation and filing of the partnership’s income tax return(s) shall be forwarded to:

(a)	PALC/Salico:

Pan American Lithium Corp.
3040 N. Campbell Avenue, Suite 110 Tucson, Arizona USA 85719

Attention: President
(520) 989-0020
Email: abrodkey@kriyah.com

(b)	Gareste:

Sociedad Gareste Limitada 208 Van Buren Copiapo, Chile

(480) 326-3472
Email: halchileperu@yahoo.com

EXHIBIT D

NET PROCEEDS CALCULATION

2.           Income and Expenses. Net Proceeds shall be calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses attributable to Exploration, Development, Mining, and the marketing of Products as would be deductible under International Financial Reporting Standards consistently applied as employed by the Manager of the Properties, including without limitation:

(a)

All costs and expenses of replacing, expanding, modifying, altering or changing from time-to-time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other that the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b)

Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes (taxes based upon the amount of Products produced from the Properties), royalties, license fees and governmental levies of a similar nature.

(c)	Allowance for overhead in accordance with Section 2.13 of the Accounting Procedure.

(d)	All expenses incurred relative to the sale of Products including an allowance for commissions at rates which are normal and customary in the industry.

(e)	All amounts payable to the Manager of the Properties during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f)

The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Properties incurred by the non-withdrawing Participant subsequent to the withdrawing Participant acquiring a Net Proceeds interest.

(g)	Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to __ percentage points above the Prime Rate, but in no event in excess of the maximum permitted by law.

(h)	An allowance for reasonable working capital and inventory.

(i)	Reasonably anticipated reclamation costs.

It is intended that the Manager of the Properties shall pay from net cash flow all of the contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest. Except as required by law, no deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operation loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the Manager of the Properties, or are sold to an Affiliate of the Manager, then, for purposes of calculation Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm’s length purchasers FOB the ____ for Properties and, Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

D-2

3.           Payment of Net Proceeds. Payments of Net Proceeds shall commence in the calendar year next following the calendar year in which Net Proceeds are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Proceeds payments shall have the right to audit such payments within the time and in the manner provided in Section 11.4 of this Agreement.

EXHIBIT E

INSURANCE

The Manager shall, at all times while conduction Operations, comply fully with the applicable worker’s compensation laws and purchase, or provide through self-insurance, protection for the Participants comparable to that provided under standard form insurance policies for:

(a)	Comprehensive public liability and property damage with combined limits of $ _________ Dollars for bodily injury and property damage;

(b)	Automobile insurance with combined limits of $ _________ Dollars; and

(c)

Adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Joint Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary